LETTER AGREEMENT

Russell Investment Management Company

1301 Second Avenue

Seattle, Washington 98101

Re:	Supervision and Operational Agreement

Pursuant to Section 1 of the Supervision and Operational Agreement between Russell Exchange Traded Funds Trust (“RET”) and Russell Investment Management Company (“RIMCo”) dated May 10, 2011, RET advises you that it is creating nine new funds each listed in Appendix A (the “New Funds”). RET desires for RIMCo to provide and/or procure supervisory and operational services with respect to the New Funds pursuant to the terms and conditions of the Supervision and Operational Agreement. The expenses shall be paid pursuant to the Supervision and Operation Agreement dated May 10, 2011.

Please indicate your acceptance to provide supervisory and operational services to the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ James G. Polisson
James G. Polisson President and Chief Executive Officer

Accepted this 29 day of September.

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Pete Gunning
Pete Gunning President and Chief Executive Officer

APPENDIX A

Russell Small Cap Consistent Growth ETF

Russell Small Cap Low P/E ETF

Russell Small Cap Contrarian ETF

Russell Small Cap Aggressive Growth ETF

Russell Developed ex-U.S. High Momentum ETF

Russell Developed ex-U.S. High Beta ETF

Russell Developed ex-U.S. Low Beta ETF

Russell Developed ex-U.S. High Volatility ETF

Russell Developed ex-U.S. Low Volatility ETF